Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BIOFORM MEDICAL, INC.

1. The name of the Corporation is BioForm Medical, Inc.

2. The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100) shares of common stock, $.001 par value per share (the “Common Stock”). Shares of the Common Stock may be issued from time to time as the Board of Directors of the Corporation (the “Board”) shall determine and on such terms and for such consideration as shall be fixed by the Board. The amount of the authorized Common Stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote.

5. Elections of directors need not be by written ballot unless required by the Bylaws of the Corporation. Any director may be removed from office either with or without cause at any time by the affirmative vote of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose, or by the consent of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote, given in accordance with DGCL Section 228.

6. In furtherance and not in limitation of the powers conferred upon the Board by law, the Board shall have the power to make, adopt, alter, amend and repeal from time to time the Bylaws of the Corporation subject to the right of the stockholders entitled to vote with respect thereto to alter, amend and repeal Bylaws made by the Board.

7. (a) To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

(b) The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

(c) The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

(d) Neither any amendment nor repeal of this Section 7, nor the adoption of any provision of this Corporation’s certificate of incorporation inconsistent with this Section 7, shall eliminate or reduce the effect of this Section 7 in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Section 7, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.